Exhibit 3.1

Number: 721923

I hereby certify that

BRERA HOLDINGS

having, by a Special Resolution of the Company, and with the approval of the Registrar of Companies, changed its name, is now a PLC - Public Limited Company under the name

SOLMATE INFRASTRUCTURE PUBLIC LIMITED COMPANY

and I have entered such name on the Register accordingly.

Given under my hand at Dublin, this	Signed By: On Behalf of The Registrar
Signing Date: Tue, 27 Oct 2026 02:57:52 GMT +00:00
Tuesday, the 27th day of October, 2026	Reason: I certify this document
Location: Dublin, Ireland
Contact Info: digital.certs@cro.ie
/s/ Maureen C. Sullivan
For Registrar of Companies